ARTICLES OF AMENDMENT

ARC Realty Finance Trust, Inc.

__________________________

(1)

(2)	ARC Realty Finance Trust, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)	The charter of the corporation is hereby amended as follows:

Please change the name from ARC Realty Finance Trust, Inc. to Realty Finance Trust, Inc.

This amendment of the charter of the corporation has been approved by:

(4)	Peter M. Budko and Nicholas Radesca, and THE DIRECTORS.

We the undersigned Chief Executive Officer and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5)	/s/ Nicholas Radesca	/s/ Peter M. Budko
	Secretary	Chief Executive Officer

(6)	Return address of filing party:

7621 Little Avenue; Suite 200

Charlotte, NC 28226